EXHIBIT 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (the "Agreement"), is entered into as of this ____ day of ____ 2017, by and between Competitive Companies, Inc., a Nevada corporation (the "Company"), and Wytec International, Inc., a Nevada corporation ("Wytec"), with respect to the following facts:

WHEREAS the board of directors of the Company has determined that it is in the best interests of the Company and its stockholders to distribute its entire interest in its substantially owned subsidiary, Wytec, by way of a dividend of stock and common stock purchase warrants to be made to holders of the Company's common stock;

WHEREAS in furtherance of the foregoing, it is appropriate and desirable to effect the Spin-Off, as more fully described in this Agreement;

WHEREAS the Company and Wytec have prepared, and Wytec has filed with the Commission, the Form S-1 Registration Statement ("Form S-1"), which includes the Prospectus;

WHEREAS the Company and Wytec intend that the Distribution qualify for its Intended Tax Treatment; and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of the Company, Wytec and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

"Action" means any claim, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

"Affiliate" of any Person means a Person that controls, is controlled by or is under common control with such Person.  As used herein, "control" of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (i) Wytec and the other members of the Wytec Group shall not be considered Affiliates of the Company or any of the other members of the Company Group and (ii) the Company and the other members of the Company Group shall not be considered Affiliates of Wytec or any of the other members of the Wytec Group.

"Agent" means Island Stock Transfer, Inc., the distribution agent appointed by the Company to distribute to the Record Holders, pursuant to the Distribution, the shares of Wytec Common Stock and Warrants held by the Company.

"Agreement" means this Separation and Distribution Agreement, including the Schedules and Exhibits hereto.

"Ancillary Agreements" means the License Agreement, Revolving Line of Credit Note, and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

"Assets" means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a)        all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form;

(b)        all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c)        all inventories of goods and products;

(d)        all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e)        all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(f)        all license agreements, leases of personal property, open purchase orders for goods, products or services, unfilled orders for goods and products and other contracts, agreements or commitments and all rights arising thereunder;

(g)        all deposits, letters of credit, performance bonds and other surety bonds;

(h)        all written technical information, data, specifications, research and development information, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(i)         all United States, state, multinational and foreign intellectual property, including patents, copyrights, trade names, trademarks, service marks, slogans, logos, trade dresses and other source indicators and the goodwill of the business symbolized thereby; all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts and other legal protections and rights related to any of the foregoing; mask works, trade secrets, inventions and other proprietary information, including know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, discoveries, inventions, licenses from third parties granting the right to use any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(j)         all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created;

(k)        all Internet URLs, domain names, social media handles and Internet user names;

(l)         all websites, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(m)       all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design and development files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(n)        all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(o)        all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all claims, causes in action, lawsuits, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(p)        all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(q)        all licenses (including radio and similar licenses), permits, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(r)        Cash, bank accounts, lock boxes and other deposit arrangements;

(s)        interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(t)         all goodwill as a going concern and other intangible properties.

"Company Assets" means (i) all Assets of the Company Group, including the Assets listed or described on Schedule 1(e), (ii) all interests in the capital stock of, or other equity interests in, the members of the Company Group (other than the Company) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule 1(d), (iii) any Assets held by a member of the Wytec Group determined by Company, in good faith prior to the Distribution Date, to be primarily related to or used primarily in connection with the business or operations of the Company Business, and (iv) the rights related to the Company Portion of any Shared Contract.  Notwithstanding the foregoing, the Company Assets shall not include the Wytec Assets.

 "Company Business" means the business and operations conducted by the Company and its Subsidiaries other than the Wytec Business.

"Company Common Stock" means the common stock, par value $0.001 per share, of the Company.

"Company Disclosure Sections" means all information set forth in or omitted from the Form S-1 to the extent relating to (a) the Company Group, (b) the Company Liabilities, (c) the Company Assets or (d) the substantive disclosure set forth in the Form S-1 relating to the Company's board of directors' consideration of the Spin-Off, including the section entitled "Reasons for the Spin-Off".

"Company Group" means the Company and each of its Subsidiaries, including the entities set forth on Schedule 1(d) under the caption "Subsidiaries."

"Company Liabilities" means (i) all Liabilities of the Company Group, (ii) the Company Retained Liabilities, (iii) any obligations related to the Company Portion of any Shared Contract and any other Liabilities relating to the acts or omissions of the Company Group relating to any Shared Contract, or (iv) any Liabilities determined by Company, in good faith, to be primarily related to the business or operations of the Company Business (unless otherwise expressly provided in this Agreement). Notwithstanding the foregoing, the Company Liabilities shall not include the Wytec Liabilities.

"Company Portion" has the meaning set forth in Section 2.04.

"Company Retained Liabilities" means the Liabilities to be retained by the Company Group set forth on Schedule 1(f).

"Cash" means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

"Commission" means the Securities and Exchange Commission.

"Consents" means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

"Distribution" means the distribution by Company to the Record Holders, on a pro rata basis, of all of the outstanding shares of Wytec Common Stock and Warrants owned by Company on the Distribution Date.

"Distribution Date" means the date, determined by Company in accordance with Section 5.04, on which the Distribution occurs.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

"Form S-1" means the registration statement on Form S-1 filed by Wytec with the Commission to effect the registration of the distribution of the Wytec Common Stock and Warrants pursuant to the Securities Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

"Governmental Approvals" means any notices, reports or other filings to be given to or made with, or any Consents, registrations or permits to be obtained from, any Governmental Authority.

"Governmental Authority" means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

"Information" means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data, documents, correspondence, materials and files.

"Intercompany Accounts" has the meaning set forth in Section 2.03(a).

"Intercompany Agreements" has the meaning set forth in Section 2.03(a).

 "Law" means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

"Liabilities" means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

"License Agreement" means the License Agreement to be entered into as of the Distribution Date by and between the Company and Wytec.

"Litigation Conditions" has the meaning set forth in Section 6.05(b).

"LOC" means the revolving line of credit note to be entered into as of the Distribution Date by and between the Company and Wytec.

"Party" means either party hereto, and "Parties" means both parties hereto.

"Pass-Through Cost" with respect to any service provided by Company to Wytec or by Wytec to the Company, means the sum of (i) the direct cost to Service Provider of providing such service plus (ii) an allocation of the related employee overhead (including compensation and benefit costs) calculated in good faith based on reasonable and rational methodologies chosen by the Service Provider, which methodologies shall be provided to the Recipient upon such request from the Recipient.

"Payables Transactions" means the intercompany payables transactions to be settled as set forth on Schedule 1(g).

"Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

"Prospectus" means the prospectus contained in the Form S-1.

"Record Date" means the close of business on the date to be determined by the Company board of directors as the record date for determining the shares of Company Common Stock in respect of which shares of Wytec Common Stock and Warrants will be distributed pursuant to the Distribution.

"Record Holders" has the meaning set forth in Section 5.01(b).

"Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

"Separation" means (a) the Internal Transactions, (b) any actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or in any Ancillary Agreement.

"Shared Contract" means any contract or agreement of any member of either Group that relates in any material respect to both the Wytec Business and the Company Business; provided that the Parties may, by mutual consent, elect to include in, or exclude from, this definition any contract or agreement.

 "Spin-Off" means the Separation and the Distribution.

 "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

"Termination Event" has the meaning set forth in Section 9.05(c).

"Third-Party Claim" means any assertion by a Person (including any Governmental Authority) who is not a member of the Company Group or the Wytec Group of any claim, or the commencement by any such Person of any Action, against any member of the Company Group or the Wytec Group.

"Third-Party Proceeds" has the meaning set forth in Section 6.04(a).

"Warrants" means the Wytec common stock purchase warrants owned by the Company exercisable at an exercise price of $5.00 per share (subject to a possible one-time upward adjustment) until December 31, 2017.

"Wytec Assets" means, without duplication, the following Assets:

(a)        all Assets held by the Wytec Group;

(b)        all interests in the capital stock of, or other equity interests in, the members of the Wytec Group (other than Wytec) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule 1(a);

(c)        all Assets reflected on the Wytec Business Balance Sheet, and all Assets acquired after the date of the Wytec Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the Wytec Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the Wytec Business Balance Sheet;

(d)        the Assets listed or described on Schedule 1(b);

(e)        the rights related to the Wytec Portion of any Shared Contract;

(f)        all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the Wytec Group; and

(g)        all Assets held by a member of the Company Group that are determined by the Company, in good faith prior to the Distribution Date, to be primarily related to or used or held for use primarily in connection with the business or operations of the Wytec Business.

Notwithstanding the foregoing, the Wytec Assets shall not include (i) the rights related to the Company Portion of Shared Contracts and (ii) any Assets determined by the Company, in good faith prior to the Distribution Date, to arise primarily from the business or operations of the Company Business (unless otherwise expressly provided in this Agreement).

"Wytec Business" means the business conducted and proposed to be conducted by Wytec and its Subsidiaries as described in the Form S-1.

"Wytec Business Balance Sheet" means the audited balance sheet of the Wytec Business, including the notes thereto included in the Form S-1.

"Wytec Common Stock" means the common stock, $0.001 par value per share, of Wytec.

"Wytec Entities" means the entities, the equity, partnership, membership, joint venture or similar interests of which are set forth on Schedule 1(a).

"Wytec Group" means (a) Wytec, (b) each Person that will be a Subsidiary of Wytec immediately prior to the Distribution, including the entities set forth on Schedule 1(a) under the caption "Subsidiaries", and (c) each Person that becomes a Subsidiary of Wytec after the Distribution, including in each case any Person that is merged or consolidated with and into Wytec or any Subsidiary of Wytec.

"Wytec Liabilities" means, without duplication, the following Liabilities:

(a)        all Liabilities of the Wytec Group and the Wytec Entities;

(b)        all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the Wytec Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority), which act or failure to act relates to the Wytec Business);

(ii)            the operation or conduct of the Wytec Business or any other business conducted by Wytec or any other member of the Wytec Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

(iii)           any terminated, divested or discontinued businesses or operations of the Wytec Business; or

(iv)           the Wytec Assets;

(c)        all Liabilities reflected as liabilities or obligations on the Wytec Business Balance Sheet, and all Liabilities arising or assumed after the date of the Wytec Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the Wytec Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Wytec Business Balance Sheet;

(d)        the Liabilities listed or described on Schedule 1(c);

(e)        the obligations related to the Wytec Portion of any Shared Contract and any other Liabilities relating to the acts or omissions of the Wytec Group relating to any Shared Contract;

(f)        all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Wytec Group; and

(g)        all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form S-1 and any other documents filed with the Commission in connection with the Spin-Off or as contemplated by this Agreement, other than with respect to the Company Disclosure Sections.

Notwithstanding the foregoing, the Wytec Liabilities shall not include (i) any Company Retained Liabilities, (iii) any obligations related to the Company Portion of any Shared Contract or (iv) any Liabilities determined by the Company, in good faith prior to the Distribution Date, to be primarily related to the business or operations of the Company Business (unless otherwise expressly provided in this Agreement).

"Wytec Portion" has the meaning set forth in Section 2.04.

ARTICLE II
THE SEPARATION

2.01      Transfer of Assets and Assumption of Liabilities.

(a)        Subject to Section 2.01(d), prior to the Distribution, the Parties shall, and shall cause their respective Group members to, execute such instruments of assignment and transfer and take such other corporate actions as are necessary to (i) transfer and convey to one or more members of the Wytec Group all of the right, title and interest of the Company Group in, to and under all Wytec Assets not already owned by the Wytec Group, (ii) transfer and convey to one or more members of the Company Group all of the right, title and interest of the Wytec Group in, to and under all Company Assets not already owned by the Company Group, (iii) cause one or more members of the Wytec Group to assume all of the Wytec Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Company Group and (iv) cause one or more members of the Company Group to assume all of the Company Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Wytec Group. Notwithstanding anything to the contrary, neither Party shall be required to transfer any Information except as required by Article VI.

(b)        In the event that it is discovered after the Distribution that there was an omission of (i) the transfer or conveyance by Wytec (or a member of the Wytec Group) or the acceptance or assumption by Company (or a member of the Company Group) of any Company Asset or Company Liability, as the case may be, (ii) the transfer or conveyance by Company (or a member of the Company Group) or the acceptance or assumption by Wytec (or a member of the Wytec Group) of any Wytec Asset or Wytec Liability, as the case may be, or (iii) the transfer or conveyance by one Party (or any other member of its Group) to, or the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability, as the case may be, that, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement or the Ancillary Agreements, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(b) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Determination.

(c)        In the event that it is discovered after the Distribution that there was a transfer or conveyance (i) by Wytec (or a member of the Wytec Group) or the acceptance or assumption by the Company (or a member of the Company Group) of any Wytec Asset or Wytec Liability, as the case may be, or (ii) by Company (or a member of the Company Group) and the acceptance or assumption by Wytec (or a member of the Wytec Group) of any Company Asset or Company Liability, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Determination.

(d)        In the event that after the Distribution (i) Company (or a member of the Company Group) receives any funds properly belonging to Wytec (or a member of the Wytec Group), or (ii) Wytec (or a member of the Wytec Group) receives any funds properly belonging to Company (or a member of the Company Group), the Parties shall use reasonable best efforts to promptly advise the other party, segregate and hold such funds in trust for the benefit of such other Party and promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.

(f)        To the extent that any transfer or conveyance of any Asset or acceptance or assumption of any Liability required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed prior to the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of and after the Distribution, the Party retaining such Asset or Liability shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party to which such Asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, as the case may be, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement, including possession, use, risk of loss, potential for gain and control over such Asset or Liability. As and when any such Asset or Liability becomes transferable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Determination.

(h)        The Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to expend any money or take any action that would require the expenditure of money unless and to the extent the Party entitled to such Asset or the Party intended to assume such Liability advances or agrees to reimburse it for the applicable expenditures.

2.02.     Certain Matters Governed Exclusively by Ancillary Agreements. Each of the Company and Wytec agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement, (i) the LOC shall exclusively govern all matters relating to revolving line of credit to be provided by Wytec to the Company and (ii) the License Agreement shall exclusively govern all matters relating to the use of copyrights, trademarks, and patents by Wytec and the Company.

2.03.     Termination of Agreements.

(a)        Except as set forth in Section 2.03(b), in furtherance of the releases and other provisions of Section 6.01, effective as of the Distribution, Wytec and each other member of the Wytec Group, on the one hand, and Company and each other member of the Company Group, on the other hand, hereby agree they will terminate any and all agreements, arrangements, commitments and understandings, oral or written ("Intercompany Agreements"), including all intercompany accounts payable or accounts receivable ("Intercompany Accounts"), between such parties and in effect or accrued as of the Distribution and including the agreements set forth on Schedule 2.03.  No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution.  Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.  The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b)        The provisions of Section 2.03(a) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group).

2.04.     Shared Contracts.  The Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the Wytec Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Wytec Business (the "Wytec Portion"), which rights shall be a Wytec Asset and which obligations shall be a Wytec Liability and (b) a member of the Company Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the Wytec Business (the "Company Portion"), which rights shall be a Company Asset and which obligations shall be a Company Liability. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract prior to the Distribution as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, cooperate in any lawful arrangement to provide that, following the Distribution and until the earlier of five years after the Distribution Date and such time as the formal division, partial assignment, modification and/or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the Wytec Group shall receive the interest in the benefits and obligations of the Wytec Portion under such Shared Contract and a member of the Company Group shall receive the interest in the benefits and obligations of the Company Portion under such Shared Contract.

2.05.     Disclaimer of Representations and Warranties.  Each of Company (on behalf of itself and each other member of the Company Group) and Wytec (on behalf of itself and each other member of the Wytec Group) understands and agrees that, except as expressly set forth in this Agreement or any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of the Wytec Business or the Company Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein, any such Assets are being transferred on an "as is", "where is" basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or there is not compliance with any requirements of Laws or judgments.

ARTICLE III
ACTIONS PENDING DISTRIBUTION

3.01.     Actions Prior to the Distribution.

(a)        Subject to the conditions specified in Section 3.02 and subject to Section 4.03, Company and Wytec shall use reasonable best efforts to consummate the Distribution.  Such efforts shall include taking the actions specified in this Section 3.01.

(b)        Prior to the Distribution, Company shall mail the Prospectus to the Record Holders.

(c)        Wytec shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d)        The Company and Wytec shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e)        Wytec shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the Wytec Common Stock, and the Wytec Common Stock underlying the Warrants to be distributed in the Distribution on the OTC-QB Market, subject to official notice of distribution.

(f)        Prior to the Distribution, Company shall have duly elected members of the Wytec board of directors, and such individuals shall be the members of the Wytec board of directors effective as of immediately after the Distribution; provided, however, that to the extent required by any Law or requirement of the OTC-QB Market or any other national securities exchange, as applicable, one independent director shall be appointed prior to the date on which "when-issued" trading of the Wytec Common Stock begins on the OTC-QB Market and begin his or her term prior to the Distribution and shall serve on Wytec's Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

(g)        The Company and Wytec shall, subject to Section 4.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.02 to be satisfied and to effect the Distribution on the Distribution Date.

3.02.     Conditions Precedent to Consummation of the Distribution.  Subject to Section 4.03, as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution.  The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Company, of the following conditions:

(a)        The board of directors of Company shall have authorized and approved the Spin-Off and not withdrawn such authorization and approval, and shall have declared the dividend of Wytec Common Stock and Warrants to Company stockholders.

(b)        Each Ancillary Agreement shall have been executed by each party to such agreements.

(e)        The Commission shall have declared effective the Form S-1, of which the Prospectus is a part, under the Securities Act of 1933, and no stop order suspending the effectiveness of the Form S-1 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(f)        The Wytec Common Stock shall have been accepted for listing on the OTC-QB or another national securities exchange approved by Company, subject to official notice of issuance.

(i)         No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-Off shall be in effect, and no other event outside the control of Company shall have occurred or failed to occur that prevents the consummation of the Spin-Off.

(j)         No other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the board of directors of Company, would result in the Spin-Off having a material adverse effect on Company or its stockholders.

(k)        Prior to the Distribution Date, the Prospectus shall have been mailed to the holders of Company Common Stock.

The foregoing conditions are for the sole benefit of Company and shall not give rise to or create any duty on the part of Company or the Company board of directors to waive or not waive such conditions or in any way limit the right of Company to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the Company board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.02 shall be conclusive.

ARTICLE IV
THE DISTRIBUTION

4.01  The Distribution.

(a)        Wytec shall cooperate with Company to accomplish the Distribution and shall, at the direction of Company, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Company or Wytec, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b)        Subject to the terms and conditions set forth in this Agreement, (i) after completion of the Internal Transactions and on or prior to the Distribution Date, for the benefit of and distribution to the holders of Company Common Stock as of the Record Date (the "Record Holders"), Company will deliver to the Agent all of the issued and outstanding shares of Wytec Common Stock then owned by Company or any other member of the Company Group and book-entry authorizations for such shares and (ii) on the Distribution Date, Company shall instruct the Agent to distribute, by means of a pro rata dividend based on the aggregate number of shares of Company Common Stock held by each applicable Record Holder, to each Record Holder (or such Record Holder's bank or brokerage firm on such Record Holder's behalf) electronically, by direct registration in book-entry form, the number of shares of Wytec Common Stock to which such Record Holder is entitled based on a distribution ratio to be determined by Company in its sole discretion. The Distribution shall be effective at 12:01 a.m. New York City time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of shares of Wytec Common Stock that have been registered in book-entry form in the name of such Record Holder.

4.02.     Fractional Shares.  The Agent will not distribute any fractional shares of Wytec Common Stock to the Record Holders.  Instead, the Agent will round up fractional shares of Wytec Common Stock to the nearest whole number of shares of Wytec Common Stock.

4.03.     Sole Discretion of Company.  The Company shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, the Company may at any time and from time to time until the Distribution decide to abandon the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution or modifying or changing the terms of the Distribution if, at any time, the Company's board of directors determines, in its sole and absolute discretion, that the Distribution is not in the best interests of the Company or its stockholders or is otherwise not advisable.

ARTICLE V
MUTUAL RELEASES

5.01. Release of Pre-Distribution Claims.

(a)        Except as provided in Section 5.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, Wytec does hereby, for itself and each other member of the Wytec Group, their respective Affiliates, to the extent it may legally do so, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the Wytec Group (in each case, in their respective capacities as such), remise, release and forever discharge the Company and the other members of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Wytec Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(b)        Except as provided in Section 5.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, the Company does hereby, for itself and each other member of the Company Group, their respective Affiliates, to the extent it may legally do so, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the

Company Group (in each case, in their respective capacities as such), remise, release and forever discharge Wytec, the other members of the Wytec Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the Wytec Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Company Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(c)        Nothing contained in Section 5.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 5.01(a) or (b) shall release any Person from:

(i)         any Liability provided in or resulting from any agreement among any members of the Company Group or the Wytec Group that is specified in Section 2.03(b) as not terminating as of the Distribution, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution;

(ii)        any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)       any Liability provided in or resulting from any other agreement or understanding that is entered into after the Distribution between one Party (and/or a member of such Party's Group), on the one hand, and the other Party (and/or a member of such Party's Group), on the other hand;

(iv)       any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article V or, if applicable, the appropriate provisions of the relevant Ancillary Agreement; or

(v)        any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 5.01.

(d)        Wytec shall not make, and shall not permit any other member of the Wytec Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any other member of the Company Group, or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a).  The Company shall not make, and shall not permit any other member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Wytec or any other member of the Wytec Group, or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.01(b).

(e)        It is the intent of each of the Company and Wytec, by virtue of the provisions of this Section 5.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Wytec or any other member of the Wytec Group, on the one hand, and the Company or any other member of the Company Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as set forth in Section 5.01(c) or elsewhere in this Agreement or in any Ancillary Agreement.  At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

ARTICLE VI
ACCESS TO INFORMATION; LITIGATION; CONFIDENTIALITY

6.01.     Agreement for Exchange of Information; Archives.

(a)        Except in the case of an adversarial Action or threatened adversarial Action by either the Company or Wytec or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, and subject to Section 6.01(b), each of the Company and Wytec, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time after the Distribution, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, which the Company or Wytec, or any member of its respective Group, as applicable, reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the Company or Wytec, or any member of its respective Group, as applicable (including under applicable securities laws), by any national securities exchange or any Governmental Authority having jurisdiction over the Company or Wytec, or any member of its respective Group, as applicable, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement.  The receiving Party shall use any Information received pursuant to this Section 6.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b)        In the event that either the Company or Wytec determines that the exchange of any Information pursuant to Section 6.01(a) could violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both the Company and Wytec shall take all commercially reasonable measures to permit the compliance with Section 6.01(a) in a manner that avoids any such harm or consequence.  Both the Company and Wytec intend that any provision of access to or the furnishing of Information pursuant to this Section 6.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c)        Each of Wytec and the Company agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege or protection attaching to any privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other (not to be unreasonably withheld or delayed).

(d)        The Company and Wytec each agree that it will only process personal data provided to it by the other Group in accordance with all applicable privacy and data protection law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure.  In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other Party and will not knowingly process such personal data in such a way to cause the other Party to violate any of its obligations under any applicable privacy and data protection legislation.

6.02.     Ownership of Information.  Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party.  Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

6.03.     Compensation for Providing Information.  The Company and Wytec shall reimburse each other for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VI.  Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with Wytec's or the Company's, as applicable, standard methodology and procedures.

6.04.     Record Retention.  To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party's possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements (the "Retained Information") in accordance with its respective record retention policy as in effect on the date hereof or such longer or shorter period as required by Law, this Agreement or the Ancillary Agreements.

6.05.     Accounting Information. Without limiting the generality of Section 6.01 but subject to Section 6.01(b):

(a) Until the end of the first full fiscal year of the Company occurring after the Distribution Date (and for a reasonable period of time afterwards as required by Law for the Company to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Wytec Group were consolidated with those of the Company), Wytec shall use its reasonable best efforts to enable the Company to meet its timetable for dissemination of its financial statements and to enable the Company's auditors to timely complete their annual audit and quarterly reviews of financial statements.  As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Wytec shall authorize and direct its auditors to make available to the Company's auditors, within a reasonable time prior to the date of the Company's auditors' opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Wytec and (y) work papers related to such annual audits and quarterly reviews, to enable the Company's auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Wytec's auditors as it relates to the Company's auditors' opinion or report and (ii) until all governmental audits or other inquiries are complete, Wytec shall provide reasonable access during normal business hours for the Company's internal auditors, counsel and other designated representatives to (x) the premises of Wytec and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Wytec and its Subsidiaries, (y) the officers and employees of Wytec and its Subsidiaries, so that the Company may conduct reasonable audits relating to the financial statements provided by Wytec and its Subsidiaries, and (z) the IT systems of Wytec, so that the Company may conduct reasonable testing of such IT systems in connection with the audits of financial statements; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Wytec Group.

(b) Until the end of the first full fiscal year of Wytec occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), the Company shall use its reasonable best efforts to enable Wytec to meet its timetable for dissemination of its financial statements and to enable Wytec's auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) the Company shall authorize and direct its auditors to make available to Wytec's auditors, within a reasonable time prior to the date of Wytec's auditors' opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Company and (y) work papers related to such annual audits and quarterly reviews, to enable Wytec's auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of the Company's auditors as it relates to Wytec's auditors' opinion or report and (ii) until all governmental audits or other inquires are complete, the Company shall provide reasonable access during normal business hours for Wytec's internal auditors, counsel and other designated representatives to (x) the premises of the Company and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of the Company and its Subsidiaries and (y) the officers and employees of the Company and its Subsidiaries, so that Wytec may conduct reasonable audits relating to the financial statements provided by the Company and its Subsidiaries, and (z) the IT systems of the Company, so that Wytec may conduct reasonable testing of such IT systems in connection with the audits of financial statements; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Company Group.

(c) In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of the Company to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, Wytec shall, within a reasonable period of time following a request from the Company in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide the Company with certifications of such officers in support of the certifications of the Company's principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company's Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and the Company's Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs.  Such certifications shall be provided in substantially the same form and manner as such Wytec officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between Company and Wytec.

6.06. Limitations of Liability. Neither the Company nor Wytec shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of wilful misconduct by the providing Person.  Neither the Company nor Wytec shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by Wytec or the Company, as applicable, to comply with the provisions of Section 6.04.

6.07. Conduct of Pending Litigation Matters. Wytec and the Company shall enter into one or more joint defense agreements, substantially in the form of Exhibit A hereto, with respect to litigation matters pending as of the date hereof that involve members of both the Company Group and the Wytec Group.

6.08. Production of Witnesses; Records; Cooperation.

(a)        After the Distribution Date and until the third anniversary thereof, except in the case of an adversarial Action or threatened adversarial Action by either the Company or Wytec or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, each of Company and Wytec shall take all reasonable steps to make available, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which the Company or Wytec, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b)        Without limiting the foregoing, the Company and Wytec shall use their reasonable best efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions, other than an adversarial Action against the other Group.

(c)        The obligation of the Company and Wytec to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 6.08 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.08(a)). Without limiting the foregoing, each of the Company and Wytec agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee's provision of assistance or information to each other pursuant to this Section 6.08.

(d) Upon the reasonable request of the Company or Wytec, in connection with any Action contemplated by this Article VI, Company and Wytec will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

6.09. Confidential Information.

(a)        Each of the Company and Wytec, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the Company Group or the Wytec Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of Company, Wytec or its respective Group, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of the Company, Wytec or Persons in its respective Group, as applicable, (iii) independently generated without reference to any proprietary or confidential Information of the Company Group or the Wytec Group, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person.  In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of the Company and Wytec may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (x) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information), and (y) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating organization is promptly notified thereof.

(b)        Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each of the Company and Wytec will, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information (and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database)).

ARTICLE VII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

7.01. Further Assurances.

(a)        In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b)        Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Spin-Off and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby.

(c)        On or prior to the Distribution Date, the Company and Wytec, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Wytec or any other Subsidiary of the Company, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d)        Prior to the Distribution, if either Party identifies any commercial or other service that is needed to ensure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm's-length basis on which the other Party will provide such service.

(e) The Company and Wytec shall settle the Payables Transactions in accordance with Schedule 1(g). As soon as reasonably possible following the Distribution Date, the Parties agree to determine and settle the final amounts of the Payables Transactions to the extent such amounts have not previously been settled.

ARTICLE VIII
TERMINATION

8.01.     Termination.  This Agreement may be terminated by the Company at any time, in its sole discretion, prior to the Distribution.

8.02.     Effect of Termination.  In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement or the Ancillary Agreements.

ARTICLE IX
MISCELLANEOUS

9.01      Entire Agreement.  This Agreement, and any instruments and agreements to be executed pursuant to this Agreement, set forth the entire understanding of the parties hereto with respect to the Agreement's subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto.  No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.  Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

9.02      Governing Law and Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, excluding its choice of law rules.  The parties consent to jurisdiction in the Federal and state courts of Texas shall for all actions arising under or in connection with this Agreement.

9.03.     Assignability.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  No assignment permitted by this Section 11.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

9.04.     Third-Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

9.05      Notice.  All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

If to the Company:
Competitive Companies, Inc. 19206 Huebner Road, Suite 202 San Antonio, Texas 78258 Attention: William H. Gray, Chief Executive Officer Telephone: (210) 233-8980 Facsimile: (210)
If to Wytec: Wytec International, Inc. 19206 Huebner Road, Suite 202 San Antonio, Texas 78258 Attention: William H. Gray, Chief Executive Officer Telephone: (210) 233-8980 Facsimile: (210)

9.06      Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

9.07.     Publicity.  Each of the Company and Wytec shall consult with the other, and shall, subject to the requirements of Section 6.09, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Form S-1, the Parties' respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties' respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties' respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a "First Post-Distribution Report")).  Each Party's obligations pursuant to this Section 9.07 shall terminate on the date on which such Party's First Post-Distribution Report is filed with the Commission.

9.08.     Expenses.  Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third-party fees, costs and expenses paid or incurred in connection with the Spin-Off will be paid by the Party incurring such fees or expenses, whether or not the Distribution is consummated, or as otherwise agreed by the Parties. Subject to the preceding sentence, Company shall bear the costs and expenses in connection with the Distribution.

9.09.     Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10.     Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

9.11.     Waivers of Default.  No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

11.12.   Specific Performance.  Notwithstanding the procedures set forth in Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

11.13.   Amendments.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

11.14.   Interpretation.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires.  The terms "hereof," "herein" "and "herewith" and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement.  Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable.  Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 9.13.  The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified.  The word "or" shall not be exclusive.

11.15    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

COMPANY:	Competitive Companies, Inc. By William H. Gray, Chief Executive Officer

WYTEC:	Wytec International, Inc. By William H. Gray, Chief Executive Officer

SCHEDULE 1(a)

WYTEC EQUITY INTERESTS

1.       100% of equity in Capaciti Networks, Inc.

2.       100% of equity in Wylink, Inc.

-S-1(a)-

SCHEDULE 1(b)

WYTEC ASSESTS

1.       The WyQuote system and technology and intellectual property.

2.       All of the equipment sales and deployment business, and the equipment inventory.

3.       The LPN-16 technology and manufacturing agreement.

4.       The built "diamond ring" transmission networks in Columbus, Ohio, San Antonio, Texas and Denver, Colorado.

5.       Registered Links.

-S-1(b)-

SCHEDULE 1(c)

WYTEC LIABILITIES

-S-1(c)-

SCHEDULE 1(d)

COMPANY EQUITY INTERESTS

1.       100% of equity in Wireless Wisconsin, LLC, Innovation Capital Management, Inc. and Innovation Capital Management, LLC.

-S-1(d)-

SCHEDULE 1(e)

COMPANYASSESTS

1.      Marketing business for internet Wi-Fi provisioning services in less densely populated markets.

2.      Eventually providing financing and financing services for customers of the Company and Wytec.

-S-1(e)-

SCHEDULE 1(f)

COMPANY RETAINED LIABILITIES

-S-1(f)-

SCHEDULE 1(g)

PAYABLES TRANSACTIONS

-S-1(g)-